CODE OF ETHICS

Ariel Investment Trust, Ariel Investments, LLC and Ariel Distributors, LLC

As Amended December 31, 2020

A.Applicability

Ariel Personnel – You are subject to this Code of Ethics ("Code") if you are an employee or officer of Ariel Investments, LLC ("Ariel"), Ariel Distributors, LLC ("Distributor") or Ariel Capital Management Holdings, Inc. ("ACM Holdings"). Consultants or interns for these entities may be subject to this Code as determined by Ariel's Chief Compliance Officer.

Disinterested Trustees – Disinterested Trustees of Ariel Investment Trust ("Trust") are access persons of each series of the Trust ("Trust Fund"). If you are a Disinterested Trustee, you are subject to Code Section B "Governing Principles" with respect to the Trust Funds. You are not subject to Code Sections D, F, G and H. You are also not subject to Code Section E except for Section E.8 which sets forth your Code reporting obligations.

Disinterested Directors – Disinterested Directors of Ariel are access persons of all Clients. If you are a Disinterested Director, you are subject to Code Section B "Governing Principles" with respect to all Clients. You are not subject to Code Sections D, F, G and H. You are also not subject to Code Section E except for Section E.9 which sets forth your Code reporting obligations.

Ariel Entities – Ariel, the Distributor and ACM Holdings are subject to all sections of the Code pertaining to their respective investments in securities.

B. Governing Principles

At all times, the interests of our Clients/Trust Funds must come first. To that end, you must:

•Be vigilant in maintaining the integrity of our business by promoting ethical conduct, creating a culture of compliance and avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility in our activities;

•Comply with applicable securities laws and regulations;1 and

•Conduct your personal securities transactions and other activities in a manner consistent with, and in compliance with, this Code, which includes our Insider Trading Policy and Procedures set forth in Exhibit A.

In connection with a purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by any Client/Trust Fund, you may not:

•Employ any device, scheme or artifice to defraud any Client/Trust Fund;

•Make any untrue statement of a material fact to, or omit to state a material fact to, any Client/Trust Fund;

•Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client/Trust Fund; or

•Engage in any manipulative practice with respect to any Client/Trust Fund.

C. Definitions

1.Reportable Security. The term "Reportable Security" means any:

•Stock;

•Share of any mutual fund advised or sub-advised by Ariel ("Ariel-advised mutual funds" which include the following Trust Funds: Ariel Fund, Ariel Appreciation Fund, Ariel Focus Fund, Ariel International Fund and Ariel Global Fund);

•Share of any closed-end fund (a limited structured fund that raises a fixed amount of capital through an initial public offering traded on a stock exchange) or exchange-traded fund ("ETF");

•Share of any "Limited Offering" (as defined in Section C.13);

•Interest in limited partnerships and limited liability companies, generally;

•Note;

•Treasury stock;

•Security future;

•Bond, debenture or evidence of indebtedness;

•Municipal bond or interest in a Section 529 plan;

•Certificate of interest or participation in any profit-sharing agreement;

•Collateral-trust certificate, voting-trust certificate, pre-organization certificate, or subscription;

•Transferable share;

•Investment contract (which may include an interest in a limited partnership or a limited liability company);

•Certificate of deposit for a security versus a certificate of deposit offered by a bank;

1These securities laws and regulations include the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934, the Investment Company Act of 1940 (the "1940 Act"), the Investment Advisers Act of 1940 (the "Advisers Act"), all other applicable Federal securities laws (as defined in Rule 38a-1 of the 1940 Act and Rule 204A-1 of the Advisers Act), and applicable rules of the Financial Industry Regulatory Authority.

•Fractional undivided interest in oil, gas or other mineral rights;

•Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), including those entered into on a national securities exchange relating to foreign currencies;

•In general, any interest or instrument commonly known as a "security;"

•Certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing; and/or

•Initial coin offering, which is an offering involving the exchange of currency for a digital asset, such as bitcoin. These offerings can be structured as either an "initial public offering" or a "limited offering." Which of these two terms applies to an individual initial coin offering will be based upon the definitions of those terms as written in this Code.

Reportable Security does not include:

•Direct obligations of the U.S. Government, such as U.S. bonds or treasuries;

•Bankers' acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments (including repurchase agreements);

•Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products) where none of the open-end investment companies are advised or sub-advised by Ariel; and/or

•Shares of registered open-end investment companies or series where Ariel does not act as an investment adviser or sub-adviser.

Special Note: "Open-end investment companies" are commonly referred to as "mutual funds" and can be distinguished from closed-end funds and ETFs based on the fact that open-end investment companies, unlike closed-end funds and ETFs, stand ready to redeem their shares and typically do not trade on a stock exchange.

2.Reportable Account. A Reportable Account is an account at a broker, dealer, bank or other financial institution in which transactions in Reportable Securities may be executed. These accounts include Section 529 plans and retirement plan accounts, such as 401(k) and 403(b) plans, if the account is self-directed and can execute transactions in a Reportable Security.

Special Note: A Reportable Account does not include an account held directly with an open-end investment company that is not advised or sub-advised by Ariel (e.g., a direct account with the Longleaf Funds).

3.Advisory Person or You. An Advisory Person or You refers to:

•Any director, trustee, officer or employee of Ariel, ACM Holdings, the Trust or the Distributor;

•Any natural person in a control relationship to Ariel, the Trust, the Distributor, or ACM Holdings who obtains information concerning purchases or sales of a Security Held or to Be Acquired (as defined in Section C.15 below) by a Client; and

•ACM Holdings, Ariel and the Distributor.

4.Ariel Separate Account. Ariel Separate Account refers to accounts that are:

•Separately managed by Ariel on your behalf as a Client (or on behalf of a member of your "immediate family" living in the same household as defined directly below);

•Traded and managed in accordance with Ariel's investment strategies; and

•Subject to Ariel's trading procedures.

"Immediate family" means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in- law or father-in-law, siblings or siblings-in-law, and spouse or "domestic partner."

"Domestic partner" means a person, 18 years of age or older:

oTo whom you are neither married nor related;

oWith whom you live in the same residence and intend to do so indefinitely; and

oWith whom you have an exclusive committed relationship.

5.Beneficial Ownership. You have a "Beneficial Ownership" of a Reportable Security or Reportable Account when you, or a member of your "immediate family" living in the same household (as defined directly above), directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•Investment power or discretion in respect to:

oA Reportable Security (the power or discretion to direct the purchase or sale of a Reportable Security) or

oA Reportable Account; or

•The opportunity, directly or indirectly, to profit or share in the gains, losses, dividends, or interest obtained from:

oA Reportable Security transaction or holding or

oTransactions or holdings in a Reportable Account.

6.Client. A "Client" refers to any person or entity for which Ariel manages investments or otherwise acts as investment adviser, including all Ariel-advised mutual funds.

7.Chief Compliance Officer. "Chief Compliance Officer" refers to Ariel's Chief Compliance Officer.2

8.Control. "Control" means the power to exercise a controlling influence over a company's management or policies, unless such power is solely the result of an official position with that company. Any person who beneficially owns more than 25% of the voting securities of a company is presumed to control such company, unless the Chief Compliance Officer decides otherwise.3

9.Directly or Indirectly. For purposes of the prohibition in Section B on purchases or sales of Reportable Securities, "directly or indirectly" refers to any transaction involving

•Any other security of the same issuer; or

•Any derivative security or other instrument relating to the same security or any other security of the same issuer, including any option to purchase or sell the security, any security convertible into or exchangeable into the security, and any related futures contract.

10.Discretionary Account. "Discretionary Account" means a Reportable Account over which:

•You or a Family Member has no direct or indirect influence or control; and

•A person or entity not subject to the Code has sole investment power.

11.Disinterested Trustee or Director. The term "Disinterested Trustee or Director" includes an independent Trustee of the Trust and an independent Director of Ariel.4

12.Family Member. The term "Family Member" means a member of your immediate family sharing your household. "Immediate family" is defined in Section C.4 above.

13.Limited Offering. The term "Limited Offering" means an offering that is exempt from registration with the Securities and Exchange Commission. Examples of limited offerings include private placements and interests in limited partnerships and limited liability companies.

2In the event that Ariel's Chief Compliance Officer has a conflict, is unavailable or unable to act, then the following people, in the following order, will assume the role of "Chief Compliance Officer": Ariel's General Counsel; Ariel's President; or any Ariel Executive Vice President not involved in the proposed transaction.

3Please note that beneficial ownership may be either direct or through one or more controlled companies.

4An independent Trustee is a trustee who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the 1940 Act. An independent Director is a director (i) who is not an "interested person" of Ariel within the meaning of Section 2(a)(19)(B) of the 1940 Act for any reason other than as a director of Ariel and as an owner of direct or beneficial interests in ACM Holdings or Ariel (but owner of no more than 5% of ACM Holdings' or Ariel's outstanding voting securities), and (ii) who has no involvement with the day-to-day operations of Ariel, ACM Holdings, the Distributor or the Trust.

14.Purchase or Sale of a Reportable Security. The term "Purchase or Sale of a Reportable Security" includes, among other things, the writing of an option to purchase or sell a Reportable Security, and the exercise of that option.

15.Security Held or to Be Acquired. "Security Held or to Be Acquired" by any Client means:

•Any Reportable Security which, within the most recent 15-day period* is or has been:

o Held by any Client in any Ariel strategy; or

o Considered by Ariel for purchase or sale by any Client in any Ariel strategy; and

•Any option to purchase or sell, and any security convertible into or exchangeable for, any Reportable Security described in the bullet point above.

A Reportable Security is or has been considered for purchase or sale when, within the most recent 15-day period, a recommendation to purchase or sell a Reportable Security has been made and communicated and remains in effect and, with respect to the person making the recommendation, the point in time when such person seriously considers making such a recommendation.

*The "most recent 15-day period" when analyzing actual purchases or sales of Reportable Securities is the seven calendar days before or after the transaction.

D.Prohibited Actions Relating to Reportable Securities Applicable to Ariel Personnel and Entities

1.These prohibitions apply to all Reportable Securities in which you have Beneficial Ownership.

2.Purchases or Sales by Advisory Persons of a Security Held or to Be Acquired by or for Any Client. You may not purchase or sell any Security Held or to be Acquired by or for any Client unless the Chief Compliance Officer has determined that:

•The purchase or sale of such security is de minimis; and

•There are no pending client orders for the same security.

A transaction generally will be deemed de minimis if the transaction, aggregated with all your transactions in the same (or equivalent) security during the thirty

(30) days prior to the request, involves fewer than 500 shares with a total cost of $25,000 or less in an issuer with a market capitalization of $5 billion or more.

3.Inducing a Client to Take Action. You may not intentionally induce or cause any Client to take action or to fail to take action, in order to obtain a personal benefit. For example, you may neither have a Client purchase a Reportable Security you own in order to support or drive up the security's price, nor stop a Client from selling a Reportable Security in order to protect the value of your investment.

4.Personal Profit from Knowledge of Client Transactions. You may not use actual knowledge of Client transactions to profit from such transactions.

5.Failure to Make Recommendations. You may not intentionally fail to consider the purchase of, or fail to purchase, a Reportable Security for a Client in order to avoid the appearance of a conflict arising from a personal transaction in that security.

6.Prohibition of Certain Short-Term Trading.5 You may not:

•Profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Reportable Securities (excluding Ariel-advised mutual fund shares) within sixty (60) calendar days after the trade date;

•Sell, redeem or exchange shares of Ariel-advised mutual funds within sixty (60) calendar days after buying such shares;

•Write an option on a Reportable Security if the option will expire in less than sixty (60) calendar days; or

•Exercise an option on a Reportable Security within sixty (60) calendar days of purchase of the option.

E. Reporting and Prior Approvals

1.These reporting and prior approval provisions apply to all Reportable Securities and Reportable Accounts in which you have Beneficial Ownership.

2.Initial and Annual Disclosure.

•Within ten (10) days of becoming an Advisory Person, you must:

oReport all your Reportable Accounts and holdings of Reportable Securities as of a date no more than 45 days prior to the date on which you became an Advisory Person; and

oExecute the Code of Ethics Certification (Exhibit C).

•On an annual basis, you must:

oReport no later than January 30 all your Reportable Accounts and holdings of Reportable Securities as of December 31; and

oExecute the Code of Ethics Certification (Exhibit C).

Special Note: As indicated in Section E.6 below, you are limited to having Reportable Accounts at only certain firms acceptable to the Chief Compliance Officer.

3.Duplicate Transaction Confirmations and Account Statements. You must provide the Chief Compliance Officer with duplicate copies of transaction confirmations and account statements pertaining to all your Reportable Accounts. These confirmations and account statements are due no more than thirty (30) days after they become available to you.

5With respect to short term trades, the Code looks to the last transaction you made in the same (or equivalent) Reportable Security in any of your reportable accounts.

4.Quarterly Reporting. You must report no later than thirty (30) days after the end of each calendar quarter to the Chief Compliance Officer:

•All your transactions in Reportable Securities that took place during the prior calendar quarter; or

•If no such transactions took place, the fact that no such transactions took place.

5.Prior Approval of the Purchase and Sale of Reportable Securities. You must obtain prior written approval of the Chief Compliance Officer before executing the purchase or sale of any Reportable Security. The Chief Compliance Officer has discretion to place conditions on such approvals. Unless otherwise determined by the Chief Compliance Officer, all approvals expire at the close of the business day following the date of approval.

•Prior Approval of Initial Public Offerings and Limited Offerings. In reviewing requests for approval of a transaction involving an initial public offering or Limited Offering, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to you by virtue of your position with the Trust or Ariel. If you have received approval to acquire these Reportable Securities, you must disclose such investments whenever you are involved in Ariel's subsequent consideration of these investments for any Client.

•Exemption for Purchases, Sales, Redemptions, or Exchanges of Ariel- Advised Mutual Fund Shares and Municipal Securities (including Section 529 Plan Interests). Your purchase, sale, redemption, or exchange of Ariel-advised mutual fund shares or municipal securities (including Section 529 Plan Interests) does not require the prior approval of the Chief Compliance Officer, provided that you report such transaction in your quarterly transaction report, as required by Section E.4 above.

6.Opening Reportable Accounts – Prior Approval and Immediate Reporting.

Accounts Requiring Immediate Reporting. For the following Reportable Accounts, you must report the account opening to the Chief Compliance Officer on the same day as the account's inception (you do not need to obtain prior approval):

•Reportable Accounts at firms identified as acceptable to the Chief Compliance Officer, all of which are identified within Ariel's code of ethics compliance system and either currently provide such system employee trading feeds or are 529 plan accounts;

•A direct account with any Ariel-advised mutual fund (i.e., an account in which you can buy, sell, redeem or exchange shares of the Ariel-advised mutual funds only);

•Any account in which only transactions in municipal securities are permitted (such as Section 529 plans);

•A compensation or retirement plan connected with employment (such as 401(k) and stock option plans) in which you could own a Reportable Security;

•IRA account transfers (within the same firm, or to a firm that has been identified as acceptable to the Chief Compliance Officer as referenced in the first bullet point directly above);

•Changes to the registered name on an account; and

•Transfers to a living trust for the benefit of a shareowner or your spouse (within the same firm).

Accounts Requiring Prior Approval. You must obtain prior written approval of the Chief Compliance Officer before opening any other Reportable Account. Note: generally, you are limited to Reportable Accounts at only certain firms acceptable to the Chief Compliance Officer all of which are identified within Ariel's code of ethics compliance system and either currently provide such system employee trading feeds or are 529 plan accounts.

Special Note: The only compensation or retirement plans that need to be reported are those plans in which the plan participant has the option of investing in any Reportable Security. For example, if your spouse has a 401(k) plan that can only invest in open-end mutual funds excluding Ariel-advised mutual funds, then you do not need to report that account.

7.Reporting Code Violations. You must report promptly to the Chief Compliance Officer any and all Code violations, regardless of whether you are responsible for the violation. Failure to report any Code violation is itself a Code violation.

8.Reporting Obligations of Disinterested Trustees

•Code of Ethics Certification – Within ten (10) days of being designated a Disinterested Trustee, and thereafter on an annual basis, each Disinterested Trustee must execute the Code of Ethics Certification for Disinterested Trustees, including the affirmation that he or she has read the Code and understands that it applies to him or her (Exhibit C).

•Transaction Reporting Requirements – No later than 30 days after the end of each calendar quarter, each Disinterested Trustee must report to the Chief Compliance Officer any transaction executed during such calendar quarter in a Reportable Security in which such Disinterested Trustee had a Beneficial Interest if the Disinterested Trustee knew, or in the ordinary course of fulfilling his or her official duties as an independent trustee should have known, that during the 15-day period immediately before or after the date of such transaction:

oA Trust Fund purchased or sold such Reportable Security, or

oAriel considered purchasing or selling such Reportable Security for a Trust Fund.

No reporting requirement exists if a Disinterested Trustee purchases a security and then subsequently learns that Ariel, within the 15-day reporting period, purchased, sold or considered a purchase or sale of the same security for a Trust Fund.

9.Reporting Obligations of Disinterested Directors

•Code of Ethics Certification – Within ten (10) days of being designated a Disinterested Director, and thereafter on an annual basis, each Disinterested Director must execute the Code of Ethics Certification for Disinterested Directors, including the affirmation that he or she has read the Code and understands that it applies to him or her (Exhibit C).

•Transaction Reporting Requirements – No later than 30 days after the end of each calendar quarter, each Disinterested Director must report to the Chief Compliance Officer any transaction executed during such calendar quarter in a Reportable Security in which such Disinterested Director had a Beneficial Interest if the Disinterested Director knew, or in the ordinary course of fulfilling his or her official duties as an independent director should have known, that during the 15-day period immediately before or after the date of such transaction:

oA Client purchased or sold such Reportable Security, or

oAriel considered purchasing or selling such Reportable Security for a Client.

No reporting requirement exists if a Disinterested Director purchases a security and then subsequently learns that Ariel, within the 15-day reporting period, purchased, sold or considered a purchase or sale of the same security for a Client.

F.Exempt Transactions

1.The prohibitions of Section D and the obligations imposed by Sections E.4 and E.5 do not apply to:

•Involuntary Transactions. Purchases or sales of securities that are non- volitional on the part of either the Advisory Person or a Client;

•Dividend Reinvestments. Purchases that are part of an automatic dividend reinvestment plan;

•Pro Rata Rights. Purchases effected upon the exercise of rights issued by the issuer proportionately to all holders of a class of its securities and sales of such rights so acquired;6 or

•Systematic Investment Plans. Purchases or sales transacted through a systematic (or automatic) plan involving predetermined amounts on predetermined dates.

2.Exemption for Discretionary Accounts and Ariel Separate Accounts. The prohibitions of Section D, the reporting obligations imposed by Sections E.3, E.4 and E.5, and the reporting obligations imposed by Section E.2 relating only to

6This exemption applies only to the extent such rights were acquired from such issuer.

Reportable Securities do not apply to any Discretionary Account or Ariel Separate Account. To qualify for this exemption:

•You must report your Discretionary Account(s) or Ariel Separate Account as required by Section E.2 of the Code, but need not report the securities held in these accounts;

•You must request the Chief Compliance Officer's written approval to open any new Discretionary Account(s) or Ariel Separate Account as required by Section E.6 of the Code;

•With respect to Discretionary Accounts only, you must provide initial and annual certifications as described in the Supplemental Procedures for "Blind" Trusts and Discretionary Accounts attached as Exhibit B; and

•With respect to Ariel Separate Accounts for which you serve as a portfolio manager, you must obtain prior written approval of the Chief Compliance Officer:

o To make any transactions in your Ariel Separate Account that are different from transactions made for other Clients invested in the same strategy; or

o To refrain from making transactions in your Ariel Separate Account that you are making for other Clients invested in the same strategy.

3.Exemption for Purchases and Sales of Units of Ariel and Shares of ACM Holdings. The reporting obligations imposed by Sections E.2 through E.6 do not apply to the purchase or sale of Ariel units and shares of ACM Holdings. Nevertheless, within 30 days after each quarter end, Ariel's Finance Department will provide the Chief Compliance Officer with a list of:

•Your transactions in Ariel units and ACM Holdings shares during the prior quarter; and

•Your holdings in Ariel units and ACM Holdings shares.

4.Exemption for Purchases and Sales of Reportable Securities in Ariel Employees' Profit Sharing and Savings Plan & Trust. The reporting obligations imposed by Sections E.2 through E.6 do not apply to the purchase or sale of Reportable Securities in Ariel Employees' Profit Sharing and Savings Plan & Trust (the "Profit Sharing Plan"). Nevertheless, within 30 days after each quarter end, Ariel's Finance Department will provide the Chief Compliance Officer with a list of all the Profit Sharing Plan's transactions in Reportable Securities during the prior quarter. Additionally, within 30 days after each year end, Ariel's Finance Department will provide the Chief Compliance Officer with a list of all employees' Profit Sharing Plan holdings in Reportable Securities as of December 31.

Special Note: The Profit Sharing Plan is Ariel U.S. based employees' 401(k) plan. This exemption is applicable only to Ariel's U.S. based employees.

5.Limited Exemption for Exercise of Options Received as Compensation Followed by Sale of Resulting Shares. The prohibitions of Section D.6 (short- term trading's 60 day rule) do not apply to the exercise of a company's options received as compensation followed by the sale of the resulting company shares within sixty calendar days after exercising the options so long as:

•The company shares at issue are currently not a Security Held or to Be Acquired by any Client; and

•You obtain prior written approval of the Chief Compliance Officer pertaining to these transactions in accordance with Section E.5.

G.Gifts and Entertainment

1.The giving or receiving of gifts or business entertainment could give rise to a potential or actual conflict of interest, such that the gift or entertainment is provided as a kickback or quid pro quo.

2.Definitions for the purposes of this section:

•"Ariel Business Partner" is a Client, prospective Client or any person or entity that does or seeks to do business with or on behalf of Ariel or the Distributor.

•"Gift" is any item, service or accommodation of value. A gift can include meals, refreshments, goods, services, and tickets to entertainment or sporting events. Promotional items of nominal value that are widely distributed and display a gift giver's logo, such as golf balls, shirts, towels, and pens, do not fall within the definition of "gift."

•"Business entertainment" is generally in the form of a social event, hospitality event, meal, leisure activity or event of like nature or purpose in which an Ariel employee is in attendance as the host and an Ariel Business Partner is in attendance as the guest, or vice versa. This includes virtual entertainment such as food or beverages provided for a meeting held by video conference.

3.No Ariel or Distributor employee may accept gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to any person or firm.

4.No Ariel or Distributor employee may give or accept:

•Any cash gifts or cash equivalent gifts (e.g., an American Express gift certificate) to or from any Ariel Business Partner; or

•Any non-cash gift having a value of more than $100 to or from any Ariel Business Partner.7

•Extravagant or excessive business entertainment to or from any Ariel Business Partner. Ariel or Distributor employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. If you have questions as to whether entertainment is extravagant or excessive, please consult with the Chief Compliance Officer.

7The Distributor's registered representatives and principals are limited to giving non-cash gifts of not more than $100 per person per year.

5.The provision of gratuities to service providers to whom providing gratuities is customary is excluded from these gift-giving prohibitions.

6.Foreign, federal, state, and local laws and clients may limit or prohibit Ariel or Distributor employees from giving gifts, entertainment, or other payments. For example:

•State and local ethics laws, regulations or rules may limit or prohibit the giving of gifts, entertainment or other payments to various state or local governmental entities, agencies and employees.

•The U.S. Department of Labor's ERISA law limits gifts, entertainment or payments to ERISA plans, or certain persons associated with such plans to not more than $250 per person per year.

•The U.S. and some foreign governments prohibit gifts, entertainment or payments to foreign government officials.

•A Client may have supplied Ariel with its internal policy relating to the giving of gifts or entertainment to their employees, agents or representatives.

Ariel or Distributor employees should consult with the Chief Compliance Officer before giving gifts, entertainment or other payments to these persons or entities.

7.Reporting: All Ariel or Distributor employees are required to report gifts and business entertainment received and given as outlined in guidelines provided by separate memorandum.

8.Prior to giving gifts or business entertainment to the Trust's independent trustees, Ariel, the Distributor or these entities' employees must obtain the prior written approval of the Trust's Chief Compliance Officer.

H.Outside Employment

1.Before accepting outside employment, which includes any business activity for which the employee receives compensation ('Outside Employment"), all Ariel or Distributor employees must obtain prior written approval from their supervisor, the Chief Talent Officer and the Chief Compliance Officer. In evaluating requests for Outside Employment, the supervisor, Chief Talent Officer and Chief Compliance Officer will consider the following, among other, factors:

•Whether the Outside Employment creates an actual or potential conflict of interest;

•Whether the purpose and duties of the Outside Employment is consistent with Ariel's and the Distributor's business;

•Whether there is a risk that Ariel or the Distributor will be seen as associated with the Outside Employment; and

•Whether employee will be involved in the financial decisions of the outside employer and the resulting risks to Ariel and the Distributor.

Annually, all Ariel or Distributor employees must report all such outside business activities via a certification process initiated by the compliance team.

2.Service as a Director of a Publicly Traded Company. Ariel employees may serve on the board of directors of any publicly traded company only if the employee obtains prior written approval from the Chief Compliance Officer. The Chief Compliance Officer's approval will be based upon a determination that such service is not inconsistent with the interests of any Client. Note that Ariel's policy is to prohibit the purchase, on behalf of clients, of those securities issued by a company for which an Ariel employee serves as a director. The Chief Compliance Officer will provide relevant Ariel staff with a list identifying those securities subject to this prohibition.

I.Enforcement and Sanctions

1.Penalties for Violations of this Code. The Chief Compliance Officer will take any action he/she deems appropriate against any Advisory Person who violates any provision of this Code. Such action may include:

•An oral reprimand, a written censure, fines (imposed in accordance with the Code's penalty floor guidelines detailed by separate memorandum), the disgorgement of profits or the payment of avoided losses, requiring the sale of an improperly purchased security; and

•A recommendation to the appropriate executive officer(s) and/or the Trust's Board of Trustees and Ariel Board of Directors that the Advisory Person's duties be limited or that the Advisory Person be suspended or removed from office or have his employment terminated.

2.Reporting Code Violations to the Trust's Board of Trustee's and Ariel's Board of Directors. Each violation of this Code will be reported to the Trust's Board of Trustees and Ariel's Board of Directors at or before the respective Board's next regular meeting. The Trust's Board of Trustees and Ariel's Board of Directors may impose sanctions in addition to those imposed by the Chief Compliance Officer.

3.Safe Harbor from Sections E.5 and D.2 Violations. The Chief Compliance Officer may make a written determination that an Advisory Person who sold a de minimis position of a Reportable Security without obtaining prior approval did not violate Section E.5 of the Code.

4.Safe Harbor from Section E.6 Violations. The Chief Compliance Officer may make a written determination that an Advisory Person who opened a reportable account without reporting it on the same day as the account's inception or obtaining prior approval did not violate Section E.6 of the Code if such person had not yet made any transactions in the account.

J.Administration of the Code

1.Administration of the Code. The Chief Compliance Officer will administer the Code, using reasonable diligence and instituting procedures reasonably necessary to prevent Code violations. Among other things, the Chief Compliance Officer will review reports submitted by Advisory Persons against pre-clearance requests, transaction confirmations and account statements on a quarterly basis, and look for unusual or very large trades, which may indicate insider trading.

2.Recordkeeping. The Chief Compliance Officer will maintain a record of all Code violations, and of any action taken as a result of the violation. The record of violations will be maintained for five years in an easily accessible place.

3.List of Advisory Persons. The Chief Compliance Officer will prepare a list of the Advisory Persons, update the list as necessary, and maintain former lists.

4.Notice of Amendments to the Code. The Chief Compliance Officer will provide you with all Code amendments, and you will acknowledge receipt of all amendments.

5.Exceptions and Exemptions. The Chief Compliance Officer may grant an exception to or exemption from this Code to any person, transaction or series of transactions, provided that the exception or exemption is not contrary to the mandatory requirements of the 1940 Act or the Advisers Act. Exceptions or exemptions must be in writing and specify the Code section(s) from which the person, transaction or series of transactions is excepted or exempted, the reasons for the exception or exemption and any conditions related to the exception or exemption.

6.Annual Report. At least once a year, the Chief Compliance Officer will furnish to the Trust's Board of Trustees and Ariel's Board of Directors, and the respective Boards will consider, a written report that:

•Considers the Code's adequacy and the effectiveness of its implementation;

•Describes any issues arising under the Code since the last annual report, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

•Certifies that the Trust, Ariel and the Distributor have adopted procedures reasonably necessary to prevent violations.

7.Changes to the Code. The Trust's Board of Trustees (including a majority of the Disinterested Trustees voting separately) will consider and determine whether to approve any material change to this Code at its next regular Board meeting after such change, and in no event more than six (6) months thereafter.

8.Maintaining Copies of Versions of the Code. A copy of each version of the Code will be maintained for five (5) years in an easily accessible place.

9.Disclosure. The Code will be described in Ariel's Form ADV, Part 2A, and a copy of the Code will be provided to any Client or prospective Client upon request.

EXHIBIT A

INSIDER TRADING POLICY AND PROCEDURES

1.Insider Trading Policy

All directors, trustees, officers or employees of the Trust, Ariel and the Distributor are prohibited from trading in any security, either personally or on behalf of others, including Ariel Clients such as the Trust, on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Federal securities laws prohibit insider trading and such laws may extend to activities within and outside your duties at the Trust, Ariel or the Distributor.

Ariel employees must notify the Chief Compliance Officer immediately if they have any reason to believe that a violation of this policy has occurred or is about to occur. Employee questions regarding this policy should be referred to the Chief Compliance Officer.

The term "insider trading" generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communication of material nonpublic information to others.

The law concerning insider trading is generally understood to prohibit:

•Trading by an insider, while in possession of material nonpublic information; or

•Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; or

•Communicating material nonpublic information to others.

Who is an Insider?

The concept of "insider" is broad, and includes a company's officers, directors, trustees, and employees. Each director, trustee, officer, or employee of the Trust, Ariel and the Distributor is considered an insider of his or her respective company or companies.

A person can be a "temporary insider" if he enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Additionally, Ariel or the Distributor may become a temporary insider of a company they advise or for which they perform other services. To be an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the company's relationship with an insider must at least imply such a duty.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material Information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Information that should be considered as material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material Information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. Moreover, advance reports of securities to be bought or sold by a large, influential institutional investor, such as the Trust, may be deemed material to an investment in those portfolio securities.

Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in regulated industries.

What is Nonpublic Information?

Information is nonpublic until it has been broadly distributed to the public marketplace. For example, information is public after it has become available to the general public through a public filing with the Securities and Exchange Commission or some other governmental agency, the Dow Jones "tape" or The Wall Street Journal or some other publication of general circulation or the internet, and after sufficient time has passed so that the information has been widely distributed.

Penalties for Insider Trading.

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•Civil injunctions

•Treble damages

•Disgorgement of profits

•Jail sentences

•Fines for the person who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited, and

•Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, employee violations of this policy can be expected to result in serious sanctions by Ariel and the Distributor, including dismissal.

2.Identifying Inside Information

Before any Ariel employee covered by this policy executes any trade for the employee or on the behalf of others, including the Trust, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

•Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if the person has questions as to whether the information is material and nonpublic, Ariel employees should take the following steps before any trade is executed:

•Report the matter immediately to the Chief Compliance Officer;

•The securities should not be purchased or sold by the person or on behalf of others, including a Client;

•The information should not be communicated inside or outside Ariel, other than to the Chief Compliance Officer; and

•After the issue has been reviewed, the Chief Compliance Officer will instruct the person as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

Disinterested Trustees and Disinterested Directors are encouraged to discuss any questions regarding potential inside information relating to Ariel or the Trust with counsel for Ariel, the Trust or Independent Trustees.

3.Contacts with Public Companies

Contacts with public companies represent an important part of Ariel's research efforts. Ariel may make investment decisions on the basis of the firm's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Ariel employee or other person subject to this policy becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to the analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such a situation, Ariel must make a judgment as to its further conduct. For the protection of the company and its employees, the Chief Compliance Officer should be contacted if an employee believes that Ariel or its employees have received material, nonpublic information.

4.Expert Networks

Ariel's policy is not to utilize expert network firms in connection with its investment research. This policy is set forth in Section 8.8 of Ariel's compliance manual (pertaining to portfolio management). If a research team employee would like to utilize such a firm, the procedures therein require, among other things, prior written approval by the team's Director of Research and the Chief Compliance Officer.

5.Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the Securities and Exchange Commission has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this policy should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

6.Service on Company and Non-Profit Boards of Directors

Ariel does not buy for its clients securities of privately held companies or securities issued by a public company for which an Ariel employee serves as a director. That said, employees serving on company or non-profit boards of directors may receive material, nonpublic inside information about other public companies. These employees should contact the Chief Compliance Officer in accordance with the procedures set forth in Section 2 "Identifying Inside Information" above.

EXHIBIT B

SUPPLEMENTAL PROCEDURES FOR DISCRETIONARY ACCOUNTS

The following procedures govern the Code's requirements for Discretionary Accounts.

1.Accounts qualifying as Discretionary. To qualify as a Discretionary Account, you and the trustee, broker or adviser ("third party manager") for the account will agree that you or your Family Member will not have any direct or indirect influence or control over the account. You or your Family Member may, however: (a) inform the third party manager of general investment objectives, such as a need for income, the degree of risk tolerance, and general mix and asset allocation guidelines; and (b) receive confirmation statements or monthly statements in regular course after transactions are effected. You or your Family Member may not either direct or suggest to the third- party manager any purchases or sales of investments, or consult with the third party manager as to the particular allocation of investments to be made in the account.

2.Prior Approval of these Accounts Required. In order to be exempt from the provisions outlined in paragraph 3 below, you must obtain prior written approval of the Chief Compliance Officer before opening a Discretionary Account. You should discuss the proposed account with the Chief Compliance Officer, who will review the identity of the account holder; the identity of the trustee, broker or adviser having investment discretion; and the written terms of the arrangement.

3.Code Exemptions for Approved Discretionary Accounts. An approved Discretionary Account relieves you ONLY from the prohibitions of Section D (other than the prohibitions of D.2) and the reporting obligations imposed by Sections E.3, E.4 and E.5, and the reporting obligations imposed by Section E.2 relating only to Reportable Securities. You are still subject at all times to general insider trading restrictions as well as the high fiduciary standards expected from all Advisory Persons.

4.Initial and Annual Certifications. You will initially and annually certify, in substantially the following form:

The undersigned certifies that, as of this day and for the period since the last certification or the establishment of the Discretionary Account, you or your Family Member has had no direct or indirect influence or control over any particular transaction made or to be made in the account and the third party manager has made all investment decisions without informing you or your Family Member as to the transaction until after the transaction has been effected.

5.Termination of Arrangements. If at any time you or your Family Member determines to exercise any influence or control over the account, including consulting with respect to any particular transaction, you must give prior notice to the Chief Compliance Officer. The account will then be subject to all provisions of the Code, and the exemptions in paragraph 3 of these procedures will be revoked.

6.Chief Compliance Officer Discretion. The Chief Compliance Officer has discretion to withhold approval of blind trust or discretionary accounts arrangements, or at any time to impose additional or different conditions on such accounts.

EXHIBIT C

CODE OF ETHICS CERTIFICATION FOR EMPLOYEES

I acknowledge that I have received and read a copy of the Code of Ethics, as amended December 31, 2020, for Ariel Investment Trust, Ariel Investments, LLC and Ariel Distributors, LLC. I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions. I further agree that my adherence to the Code of Ethics is a condition of employment with Ariel Investments, LLC. I will retain a copy of this Code of Ethics for future reference.

I further certify that I have complied with the requirements of the Code of Ethics, as amended December 31, 2020, and I have disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to such Code of Ethics.

CODE OF ETHICS CERTIFICATION FOR DISINTERESTED TRUSTEES OR DIRECTORS

I acknowledge that I have received and read a copy of the Code of Ethics, as amended December 31, 2020. I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

I further certify that I have complied with the requirements of the Code of Ethics, as amended December 31, 2020, and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.

Ariel Investments, LLC

XIX. SUPERVISION

Section 19.1 Overview

Section 203(e)(6) of the Adviser's Act states that an Adviser has a statutory duty to supervise the activities of persons who act on behalf of the Adviser. The duty to supervise encompasses an Adviser's officers and employees. The SEC expects Advisers, and its supervisors, to respond vigorously when wrongdoing or possible indications of wrongdoing are identified. Supervision duties include defining supervisory roles, monitoring compliance, and reporting violations to the Chief Compliance Officer.

An adviser is deemed to have satisfied its duty to supervise if it:

1.Has established policies and procedures that would reasonably be expected to prevent and detect violations of the law by a supervised person; and

2.Has reasonably performed the duties and obligations under the policies and procedures without reasonable cause to believe that such policies and procedures were not being complied with.

Section 19.2 Policy

Ariel has a system of supervisory controls designed to ensure compliance with Federal securities laws. All supervisors are required to report material compliance violations directly to Ariel's Chief Compliance Officer. Ariel's Chief Compliance Officer handles all compliance violations, or evidence of compliance violations, on an individual basis.

It is Ariel's policy to provide appropriate continuing education to all employees on compliance matters that are appropriate under the circumstances.

Section 19.3 Control Procedures

Ariel has several departments, and within those departments, several supervisors. Annually, Ariel's Chief Compliance Officer will remind each supervisor of his/her responsibility for overseeing Ariel's compliance with the laws and rules pertaining to the work of the department he or she supervises. Supervisors may, however, reasonably delegate certain supervisory duties to experienced, properly qualified personnel. In such instances, supervisors remain liable for periodically ensuring that individuals who have been delegated supervisory duties are properly carrying out those duties.

All department heads and supervisors are required to report material compliance violations directly to Ariel's Chief Compliance Officer. Ariel's Chief Compliance Officer must inform senior management immediately of any serious issues that are

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detected. Possible resolutions include requiring additional training, issuing reprimand letters or suspension or termination. Ariel's Chief Compliance Officer will document all resolutions.

Employees with a history of repeated compliance violations may require heightened or special supervision. With assistance from the Legal and Compliance Department, the employee's supervisor will determine whether a need for heightened supervision exists. The determination will be based upon a variety of factors, including but not limited to, the nature of the employee's conduct that resulted in the disciplinary history and the nature of the employee's duties at Ariel relative to his or her duties at the time the conduct in question occurred. If a need is determined to exist, the development and implementation of special procedures (including their frequency and scope) will be agreed to between the employee's supervisor and the Legal and Compliance Department. The employee will be notified of such heightened supervision and such supervision will be documented and monitored. "Recidivist" employees may be terminated.

Ariel's Chief Compliance Officer, with assistance from the General Counsel and outside counsel as necessary, provides regular, appropriate continuing education on compliance matters. Such continuing education is provided at regular department meetings and firmwide on an annual basis. Additional continuing education is provided as necessary at the discretion of Ariel's Chief Compliance Officer. Sign-in sheets are kept at all such continuing education meetings to document those employees who attend each session.

In order to encourage the reporting of material compliance violations, Ariel has adopted an anti-retaliation policy that is designed to give employees the opportunity to report, without fear of retribution or retaliation, suspected violations of laws, rules, regulations or policy, including suspected criminal or other illegal activity, committed by others with respect to accounting, accounting controls and audit matters. Ariel's Anti-Retaliation Policy is attached hereto as Exhibit A.

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